Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-221147 on Form S-4 and Registration Statement Nos. 333-272773, 333-226707, 333-221147, 333-217632, 333-03260, 033-95020, 333-209865, 333-166953, 333-134699, 333-134700, and 333-64285 on Form S-8 of our reports dated March 13, 2025, relating to the financial statements of Littelfuse, Inc. and the effectiveness of Littelfuse, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 28, 2024.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 13, 2025